Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2011

NEWS CORPORATION REPORTS FIRST QUARTER

TOTAL REVENUE OF $7.96 BILLION, UP 7% FROM

YEAR-AGO QUARTER

TOTAL SEGMENT OPERATING INCOME GROWS 21%

TO $1.39 BILLION

NEW YORK, NY, November 2, 2011 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported total revenue for the first quarter of fiscal 2012 of $7.96 billion, an increase of $533 million or 7% over the $7.43 billion reported a year ago. The quarterly revenue increase was led by double-digit percentage affiliate revenue growth at the Company’s Cable Network Programming and Television segments and double-digit revenue growth at the Filmed Entertainment segment, further diversifying the Company’s overall revenue mix.

The Company reported first quarter total segment operating income(1) of $1.39 billion, a 21% increase over the $1.15 billion of total segment operating income reported a year ago. This growth was driven by double-digit percentage profit increases at the Cable Network Programming, Television, Filmed Entertainment and Direct Broadcast Satellite Television segments.

The Company reported first quarter net income of $738 million ($0.28 per share), as compared to net income of $775 million ($0.30 per share) reported a year ago. This year’s first quarter results reflect the impact of $130 million of pre-tax charges in Other, net, which includes the fair value adjustment on the Company’s SKY Deutschland convertible securities and a fee related to the Company’s withdrawal of its BSkyB bid in July. Additionally, the Company recorded a $91 million pre-tax restructuring charge primarily related to the Company’s U.K. newspaper business. Excluding the net income effects of these and comparable items in both years, first quarter adjusted earnings per share(2) this year are $0.32 compared with the adjusted year-ago result of $0.29. Additionally, the fiscal 2011 first quarter results include a net tax benefit of $90 million ($0.03 per share) related to the resolution of tax matters.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“The exceptional strength of our financial results during the first quarter across the majority of our segments is confirmation that News Corporation’s core operations are strong and that we are on course to achieve our strategic and financial objectives.

“While we continue to remain mindful of the persistent economic uncertainty in many parts of the globe, I am proud of News Corporation’s achievements over the past quarters. We have leveraged our strong assets and solid management team to successfully navigate these unpredictable times. Coupled with our long-term view, I have every confidence that we will build upon these results in the coming quarters and continue to provide consistent stockholder value.”

(1)

Total segment operating income is a non-GAAP financial measure. See page 10 for a description of total segment operating income and for a reconciliation of total segment operating income to income before income tax expense.

(2)	See page 12 for a reconciliation of reported net income and earnings per share to adjusted net income and adjusted earnings per share.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2011

REVIEW OF SEGMENT OPERATING RESULTS

Total Segment Operating Income (Loss)	3 Months Ended
	September 30,
	2011	2010
	US $ Millions

Cable Network Programming	$775	$659
Filmed Entertainment	347	280
Television	133	105
Direct Broadcast Satellite Television	119	82
Publishing	110	178
Other	(99)	(156)

Total Segment Operating Income	$1,385	$1,148

Cable Network Programming

Cable Network Programming reported first quarter segment operating income of $775 million, a $116 million or 18% increase over the first quarter a year ago, driven by a 13% increase in revenue. Operating income contributions from the domestic channels increased 16%, underpinned by improved results at most networks, including FX Network, the RSNs and Fox News, which marked its 56th consecutive quarter of operating profit growth. The Company’s international cable channels grew earnings 25%, led by continued momentum at Fox International Channels and STAR India.

Affiliate revenue growth of 9% at the domestic cable channels for the first quarter primarily reflects higher rates and subscribers. Affiliate revenue increased 24% at the international cable channels during the quarter, led by growth at the Fox International Channels in Latin America.

Advertising revenue at the domestic cable channels grew 13% in the first quarter of fiscal 2012 over the prior year period led by pricing and ratings growth at the FX Network, which finished the quarter as the third most watched basic cable network in prime time, Adults 18-49. The international cable channels’ advertising revenue grew 23% over the prior year, primarily due to improving advertising markets and viewership trends, led by particular strength at our STAR India channels and Fox International Channels in Latin America.

Filmed Entertainment

The Filmed Entertainment segment reported first quarter segment operating income of $347 million, a $67 million or 24% increase over the $280 million reported in the same period a year ago. This improvement was driven by the successful worldwide theatrical performance of Rise of the Planet of the Apes (which has generated over $450 million in worldwide box office receipts to date) and the worldwide home entertainment performances of Rio and X-Men: First Class. Prior year first quarter film results included the theatrical release of Wall Street 2: Money Never Sleeps, and the worldwide home entertainment performance of Percy Jackson and the Olympians: The Lightning Thief.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2011

Television

Television reported first quarter segment operating income of $133 million, an increase of $28 million or 27% versus the same period a year ago, led by an 8% increase in revenues. The growth reflects increased broadcast network advertising revenues, underpinned by the robust national advertising market and the broadcast of the 2011 Emmy Awards, as well as a greater than two-fold increase in retransmission consent revenues. These increases were partially offset by lower political advertising revenue at the local television stations and increased marketing costs at the broadcast network, in support of the launch of new series Terra Nova, The New Girl and X-Factor.

Direct Broadcast Satellite Television

SKY Italia reported first quarter segment operating income of $119 million, an increase of $37 million or 45% versus the $82 million reported a year ago. The improvement was due to lower programming costs, from the absence of FIFA World Cup costs in the current quarter, and lower marketing costs, resulting from the prior year’s rebranding campaign. Local currency revenues declined slightly, primarily related to the absence of FIFA World Cup revenues in the current quarter, a lower tier mix and the timing of various pricing promotions. SKY Italia surpassed the 5 million subscriber milestone during the quarter, reflecting the net addition of approximately 34,000 subscribers during the quarter.

Publishing

Publishing reported first quarter segment operating income of $110 million, a $68 million or 38% decrease compared to the $178 million reported a year ago, reflecting the impact from the closure of The News of the World in the U.K., as well as lower advertising revenues at the Australian newspapers and integrated marketing services business. The segment operating income decline was partially offset by improved contributions from Dow Jones, driven by higher advertising and circulation revenues at The Wall Street Journal.

Other

The Other segment reported a first quarter operating loss of $99 million, an improvement of $57 million or 37% from the prior year. This improvement was primarily due to the absence of MySpace losses, stemming from its sale at the end of the prior quarter.

OTHER ITEMS

On July 12, 2011, News Corporation announced that its Board of Directors approved a stock repurchase program which increased the approximately $1.8 billion remaining under the Company’s prior program to $5 billion. Through October 31, 2011, the Company has purchased approximately $1.9 billion of Class A common stock under the program, at an average price of $16.50 per share.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2011

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES

First quarter net earnings from affiliates were $121 million versus $94 million in the same period a year ago. The increased contributions from affiliates are primarily due to improved results from Sky Deutschland and BSkyB.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended
			September 30,
	% Owned		2011	2010
			US $ Millions
BSkyB	39	% (1)	$141	$137
Other affiliates	Various	(2)	(20)	(43)

Total equity earnings of affiliates			$121	$94

(1)	Please refer to BSkyB’s earnings releases for detailed information.
(2)	Primarily comprised of Sky Deutschland, NDS, Australian and STAR equity affiliates.

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date profit results are as follows:

	3 Months Ended
	September 30,
	2011	2010

Australian Dollar/U.S. Dollar	1.05	0.90
U.K. Pounds Sterling/U.S. Dollar	1.61	1.55
Euro/U.S. Dollar	1.41	1.29

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2011

To receive a copy of this press release through the Internet, access News Corporation’s corporate Web site located at http://www.newscorp.com.

Audio from News Corporation’s conference call with analysts on the first quarter results can be heard live on the Internet at 4:30 p.m. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092 Joe Dorrego, Investor Relations 212-852-7856	212-852-7070

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2011

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended
	September 30,
	2011	2010
	US $ Millions
	(except share related amounts)

Revenues	$7,959	$7,426

Operating expenses	(4,753)	(4,543)
Selling, general and administrative expenses	(1,527)	(1,461)
Depreciation and amortization	(294)	(274)
Impairment and restructuring charges	(91)	(7)
Equity earnings of affiliates	121	94
Interest expense, net	(258)	(232)
Interest income	36	26
Other, net	(130)	(10)

Income before income tax expense	1,063	1,019
Income tax expense	(277)	(210)

Net Income	786	809
Less: Net income attributable to noncontrolling Interests	(48)	(34)

Net income attributable to News Corporation stockholders	$738	$775

Weighted average shares:	2,612	2,626

Net income attributable to News Corporation stockholders per share:	$0.28	$0.30

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2011

CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2011	2011
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$11,429	$12,680
Receivables, net	6,384	6,330
Inventories, net	2,522	2,332
Other	464	442

Total current assets	20,799	21,784

Non-current assets:
Receivables	352	350
Investments	4,367	4,867
Inventories, net	4,461	4,198
Property, plant and equipment, net	6,173	6,542
Intangible assets, net	8,241	8,587
Goodwill	14,364	14,697
Other non-current assets	951	955

Total assets	$59,708	$61,980

Liabilities and Equity
Current liabilities:
Borrowings	$—	$32
Accounts payable, accrued expenses and other current liabilities	5,788	5,773
Participations, residuals and royalties payable	1,696	1,511
Program rights payable	1,152	1,298
Deferred revenue	1,005	957

Total current liabilities	9,641	9,571

Non-current liabilities:
Borrowings	15,446	15,463
Other liabilities	2,965	2,908
Deferred income taxes	3,556	3,712
Redeemable noncontrolling interests	244	242
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	18	18
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	16,877	17,435
Retained earnings and accumulated other comprehensive income	10,463	12,045

Total News Corporation stockholders’ equity	27,366	29,506
Noncontrolling interests	490	578

Total equity	27,856	30,084

Total liabilities and equity	$59,708	$61,980

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2011

CONSOLIDATED STATEMENTS OF CASH FLOWS

	3 Months Ended September 30,
	2011	2010
	US $ Millions
Operating activities:
Net income	$786	$809
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	294	274
Amortization of cable distribution investments	24	21
Equity earnings of affiliates	(121)	(94)
Cash distributions received from affiliates	64	20
Other, net	130	10
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(275)	19
Inventories, net	(537)	(403)
Accounts payable and other liabilities	59	(157)

Net cash provided by operating activities	424	499

Investing activities:
Property, plant and equipment, net of acquisitions	(248)	(264)
Acquisitions, net of cash acquired	(67)	(9)
Investments in equity affiliates	(34)	(99)
Other investments	(78)	(46)
Proceeds from dispositions	334	7

Net cash used in investing activities	(93)	(411)

Financing activities:
Borrowings	—	1
Repayment of borrowings	(32)	(16)
Issuance of shares	12	—
Repurchase of shares	(1,272)	—
Dividends paid	(23)	(14)
Purchase of subsidiary shares from noncontrolling interests	—	(104)

Net cash used in financing activities	(1,315)	(133)

Net decrease in cash and cash equivalents	(984)	(45)
Cash and cash equivalents, beginning of period	12,680	8,709
Exchange movement on opening cash balance	(267)	150

Cash and cash equivalents, end of period	$11,429	$8,814

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2011

SEGMENT INFORMATION

	3 Months Ended
	September 30,
	2011	2010
	US $ Millions
Revenues

Cable Network Programming	$2,120	$1,872
Filmed Entertainment	1,778	1,503
Television	923	851
Direct Broadcast Satellite Television	922	856
Publishing	2,069	2,046
Other	147	298

Total Revenues	$7,959	$7,426

Segment Operating Income (Loss)

Cable Network Programming	$775	$659
Filmed Entertainment	347	280
Television	133	105
Direct Broadcast Satellite Television	119	82
Publishing	110	178
Other	(99)	(156)

Total Segment Operating Income	$1,385	$1,148

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2011

NOTE 1 – TOTAL SEGMENT OPERATING INCOME AND SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. Total segment operating income and segment operating income before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business and provide investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Total segment operating income and segment operating income before depreciation and amortization is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Total segment operating income does not include: Impairment and restructuring charges, Loss on the disposition of discontinued operations, Equity earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

Segment operating income before depreciation and amortization is defined as segment operating income plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2011

The following table reconciles segment operating income before depreciation and amortization to income before income tax expense.

	3 Months Ended
	September 30,
	2011	2010
	US $ Millions

Segment Operating income before depreciation and amortization	$1,703	$1,443
Depreciation and amortization	(294)	(274)
Amortization of cable distribution investments	(24)	(21)

Total Segment Operating income	1,385	1,148
Impairment and restructuring charges	(91)	(7)
Equity earnings of affiliates	121	94
Interest expense, net	(258)	(232)
Interest income	36	26
Other, net	(130)	(10)

Income before income tax expense	$1,063	$1,019

	For the Three Months Ended September 30, 2011 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)

Cable Network Programming	$836	$(37)	$(24)	$775
Filmed Entertainment	386	(39)	—	347
Television	154	(21)	—	133
Direct Broadcast Satellite Television	193	(74)	—	119
Publishing	217	(107)	—	110
Other	(83)	(16)	—	(99)

Consolidated Total	$1,703	$(294)	$(24)	$1,385

	For the Three Months Ended September 30, 2010 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)

Cable Network Programming	$717	$(37)	$(21)	$659
Filmed Entertainment	303	(23)	—	280
Television	126	(21)	—	105
Direct Broadcast Satellite Television	143	(61)	—	82
Publishing	271	(93)	—	178
Other	(117)	(39)	—	(156)

Consolidated Total	$1,443	$(274)	$(21)	$1,148

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2011

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS

The calculation of net income and earnings per share excluding Restructuring charges, “Other, net” and Equity affiliate adjustments may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Net income and earnings per share excluding Restructuring charges, “Other, net” and Equity affiliate adjustments are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and earnings per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses net income and earnings per share excluding Restructuring charges, “Other, net” and Equity affiliate adjustments to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following table reconciles reported net income and reported diluted earnings per share (“EPS”) to adjusted net income and adjusted diluted earnings per share.

	3 Months Ended		3 Months Ended
	September 30, 2011		September 30, 2010
	Net (loss) income	EPS	Net (loss) income	EPS
	(in US$ millions, except per share data)

As reported	$738	$0.28	$775	$0.30

Restructuring charges (net of provision for income taxes of $27 and $2 for the three months ended September 30, 2011 and 2010, respectively)	64	0.02	5	—

Other, net (net of provision for income taxes of $97 and $4 for the three months ended September 30, 2011 and 2010, respectively)	33	0.01	6	—

Equity affiliate adjustments (net of provision for income taxes of $6 and $14 for the three months ended September 30, 2011 and 2010, respectively)*	(12)	—	(27)	(0.01)

Rounding	—	0.01	—	—

As adjusted	$823	$0.32	$759	$0.29

*	The three months ended September 30, 2011 were adjusted to exclude from BSkyB’s results the gain recognized on the fee paid by News Corporation related to its withdrawal of its acquisition bid in July.

The three months ended September 30, 2010 were adjusted to exclude from BSkyB’s results the gain on the sale of its Easynet business.